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                                                                     Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of New England Telephone and Telegraph Company on Form S-3 (File Nos. 33-49533 and 33-50631) of our report dated February 7, 1997, except as to the information presented in Note U, for which the date is August 14, 1997, on our audits of the financial statements of New England Telephone and Telegraph Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Current Report on Form 8-K.




                                                       COOPERS & LYBRAND L.L.P.

1301 Avenue of the Americas
New York, New York
December 5, 1997